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                    July 20, 2020

       Elizabeth Gulacsy
       Interim Chief Financial Officer
       SeaWorld Entertainment, Inc.
       6240 Sea Harbor Drive
       Orlando , FL 32821

                                                        Re: SeaWorld
Entertainment, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 1-35883

       Dear Ms. Gulacsy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services